Filed Pursuant to Rule 424(b)(3)
Registration No. 333-176381

Prospectus Supplement No.1
(to Prospectus dated October 11, 2011)

Alamo Energy Corp.

Up to 20,590,519 Shares of Common Stock

This Prospectus Supplement No. 1 supplements the prospectus dated October 11, 2011 (the “Final Prospectus”) of Alamo Energy Corp. This Prospectus Supplement No. 1 is being filed to include that, commencing the interest payment due on January 1, 2012, we have elected to pay the interest due on the original issue discount 5% convertible debentures issued in connection with the private placement closed on August 1, 2011 (the “Investor Debentures”) in shares of our $.001 par value common stock, in lieu of paying accrued interest in cash. The number of registered shares to be delivered shall be equal to the quotient obtained by dividing the amount of such interest by 90% of the lesser of (i) the average of the volume weighted average price for the 20 consecutive trading days on the trading day immediately prior to the applicable interest payment date, or (ii) the average of the volume weighted average price for the 20 consecutive trading days ending on the trading day that is immediately prior to the date the applicable interest conversion shares are issued and delivered if such delivery is after the interest payment date. We cannot predict the actual number of shares of common stock that will be issued as payment of interest, in part, because, among other things, the market price of the common stock will fluctuate based, among other things, on prevailing market conditions. In the event that additional shares are required to be issued to cover interest payments in excess of the amount of registered shares issuable as interest due on the Investor Debentures, such additional shares will be registered on a new registration statement.

This Prospectus Supplement No. 1 should be read in conjunction with, and delivered with, the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Final Prospectus.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on Page 7 of the Final Prospectus for factors to be considered before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is December 9, 2011.